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                                                                     Exhibit 3.6

ROSS MILLER                                               Document Number
Secretary of State                                        20080667767-69
206 North Carson Street, Ste 1                            Filing Date and Time
Carson City, Nevada 89701-4299                            10/07/2008 7:12 AM
(775) 684 5708                                            Entity#
Website: www.nvsos.gov                                    E0160302005-8

                                                          Filed in the office of
                                                          /s/ Ross Miller
CERTIFICATE OF DESIGNATION                                Ross Miller
(PURSUANT TO NRS 78.1955)                                 Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY


           CERTIFICATE OF DESIGNATION FOR NEVADA PROFIT CORPORATIONS
                           (PURSUANT TO NRS 78.1955)

1. Name of Corporation:

OnePak, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Class B Preferred shares: Non-voting shares with an 8% annual dividend payable out of current earnings. Shares and unpaid dividends are convertible at any time into common shares at the rate of US $0.75 per common share. All issued Class B preferred shares and unpaid dividends automatically convert to common shares, 60 months after close of offering at the rate of US $0.75 per common share. Class B Preferred share holders my redeem shares at the rate of US $0.75 per share and shall be paid accrued dividends in the event of the death of the Company's president, prior to mandatory conversion date. Redeemed shares and dividends to be paid from insurance proceeds on life of the Company's president. The offering of Class B Preferred shares shall include on e warrant for the purchase of one share of the Company's common shares. The warrant shall be exercisable within 60 months of issuance, at a price of US $0.75 per share, if exercised within 30 months of issuance at a price of US $1.25, thereafter. The total number of Class B preferred shares authorized shall be 4,000,000 shares, with a par value of $0.001.

4. Effective date of filing (optional):
(must be no later than 90 days after the certificate is filed)


5. Signature (Required)

/s/ Steven Andon
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Signature of Officer